Ms. Neill Bellamy: Thank you, Danielle. And welcome to the Tredegar 2014 annual financial results review.
Our earnings for the fourth quarter and full year 2014 were released after the market closed today. And you’ll find our press release, 10-K and supplemental materials, including non-GAAP reconciliations, on our website under the Investor section at www.tredegar.com.
As a reminder, some of the statements made here about the future performance of the Company constitute forward-looking statements within the meaning of federal securities law. Please note the cautionary language about our forward-looking statements that is contained in our press release. That same language applies to this call.
Please note that our comments today regarding financial results exclude all non-operating or special items, and reconciliations related to any non-GAAP financial measures discussed today may be found in the slides accompanying this presentation and our supplemental materials on our website.
With that, I’ll turn it over to Nancy Taylor.
Ms. Nancy Taylor: Good afternoon. I’m Nancy Taylor, Tredegar’s Chief Executive Officer. With me today is Kevin O’Leary, Tredegar’s Chief Financial Officer. Thank you for joining us today for our annual financial results review. The agenda for today’s call is to discuss our year-end performance for 2014 and to update you on our outlook for 2015 and beyond.
We issued our earnings press release after the market closed today. So, as you’ve seen, 2014 was a year of mixed results, a tough year for our Film Products business and a breakout year for Bonnell, our aluminum extrusions business.

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I’ll get to the performance highlights shortly. First, a minute or two on our strategy. We’ve been focused on long-term growth to diversify our markets and customers in both of our businesses. As part of that strategy, we’ve made significant investments in our businesses. Those investments, which have been thoughtful and deliberate, lay the foundation for Tredegar’s long-term growth. As we wind up recent investments to add capacity and capabilities, we’re now in a position to take advantage of favorable growth trends in several of our markets, which in turn should drive earnings growth and strong cash flow generation.
Now, moving to our 2014 performance. I’m going to discuss our performance highlights, and then Kevin will walk you through the numbers.
As tempting as it is to start with Bonnell’s terrific performance, I’ll begin with Film Products and, in particular, the issues around our flexible packaging films, which were the biggest drivers in Film Products’ overall performance in 2014.
Throughout last year, we commented on the three major issues that negatively impacted the contribution of our flexible packaging films; operational inefficiencies in our Cabo, Brazil plant; the five month delay in the startup of our new flexible packaging line, and very challenging market dynamics. Two of those areas were within our control; the third less so, but still necessitated decisive actions on our part. So, I’d like to provide more color on those issues and our actions to address them.
Our operational inefficiencies in our Brazil flexible packaging plant created supply constraints and increased costs. As discussed on the mid-year call, we were slow to recognize that we needed strong local leadership to drive the changes, processes and resources required to address the issues. On that call, we committed to resolve the issue

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s by the end of the year, and we did that. Our local leadership has done a superb job of delivering operational improvements while placing a high priority on the sustainability of those improvements. Now, that the team has stabilized operations, they are focused on continuous improvement, which means optimizing production and reducing costs.
We also experienced a five-month delay in the startup of our new flexible packaging line in our Cabo, Brazil facility. I want to remind you that this was a very significant project for Tredegar, an $80 million investment over two years. The delay in the project played a significant role in Film Products’ miss against our 2014 volume growth target, and had volume from the new line been available earlier in the year, it would have relieved the supply constraints created by the operational inefficiencies in the rest of the Cabo facility. The good news is that the project came in on budget, and the pace at which we’ve been ramping up the production on the line has exceeded our expectations.
As for the challenging market dynamics, we had previously described the global PET flexible packaging market as being in an oversupply situation. In anticipation of continued double-digit growth in emerging markets, significant capacity expansion commitments were made by an array of PET producers in the 2011 and 2012 timeframe. While that capacity has been coming on-stream in the last couple of years, the forecasted growth and associated demand in key markets like China and India has not materialized due to the economic slowdowns in those regions. Unfortunately, due to the attractiveness of our market, PET film producers from Asia and the Middle East, along with a new PET film producer in Peru, have targeted Brazil for their excess capacity. This has made the global oversupply situation very real in Brazil.

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As you can see from this graph, industry projections indicate that this new global capacity will get absorbed over time. The overall trend towards flexible packaging is positive, the market continues to grow, and we remain excited for the longer term prospects for flexible packaging film.
In the meantime, we’re working hard to mitigate the impact of current market conditions by leveraging our value added films and services, a competitive advantage that we have over most of the importers in Latin America, and driving continuous improvement in our flexible packaging films operations with a key focus on cost.
It’s important that Film Products’ 2014 successes in other markets don’t get overlooked. In personal care, the previously announced loss of the babycare elastic laminate volume in North America impacted our volume growth. Through product mix and the introduction and expansion of other personal care materials and surface protection films, we were able to offset a very significant portion of the profit impact of that volume loss. When you consider the estimated seven million dollar profit impact, I call that a success. And this is a demonstration of how our strategy to diversify our customer base with a focus on launching new products is paying off.
In particular, we’re delighted with the strong customer response we’ve had to the rollout of our ForceField PEARL™ product in surface protection and our line of FlexAire™ products in personal care. Product innovation was critical to our organic growth in 2014. We also had strong operational performance across the vast majority of our Film Products facilities. Notwithstanding the issues in our Cabo facility, our Film Products operations around the world are delivering on our promise of operational excellence.

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Bonnell Aluminum had a great year in 2014. In addition to the solid volume growth to the nonresidential construction market during the second half of the year, Bonnell took big steps forward in executing on its market diversification strategy. Our new automotive press came online at the beginning of the year, and we continue to be excited by the opportunities for this new capability in Bonnell.
We also experienced growth for value-added fabrication and anodizing. So much so that we’re expanding our anodizing capacity as we speak. Bonnell demonstrated operational excellence throughout its organization; from reducing working capital to new lows, to record-setting performance in safety. We are convinced that our strategy has reshaped Bonnell into a much stronger company today than it was before the Great Recession.
Translating strategy into action continues to be the overarching focus for Tredegar. And a little later in the call, I’ll discuss what that looks like in 2015.
Now, I’ll turn it over to Kevin for more detail on the financial results for the quarter and the year.
Kevin?
Mr. Kevin O’Leary: Thank you, Nancy.
I’ll start off with an overview of reported net income for the fourth quarter and full year for Tredegar Corporation. For the fourth quarter, diluted earnings per share from continuing operations were $0.40 per share. Excluding special items, earnings per share from ongoing operations were $0.23 per share. And for the full year, diluted earnings per share from continuing operations were $1.11 per share. Excluding special items, earnings per share from ongoing operations were $1.13 per share.

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Details and special items, which include the impact of non-operating investments, asset impairments and restructuring charges, are available on our website, along with additional information on discontinued operations.
Now, let’s focus on earnings per share from ongoing operations.
The key components of variance for the quarter and full year were similar. So, I’ll focus my comments on the full year.
In 2014, as I mentioned, earnings per share from ongoing operations was $1.13 per share compared to $1.15 in the prior year. Key drivers were as follows: Earnings before taxes from ongoing operations was up $2.4 million. A couple of key drivers here, the combined operating profit from our business segments, Film Products and Bonnell, was $5.5 million below 2013. I’ll get into the detailed results for our business segments in a moment.
Non-cash pension expense in 2014 was $6.7 million, a decrease of seven million dollars compared to 2013. As we’ve discussed on previous calls, the lower pension expense in 2014 was primarily a result of an increase in the discount rate of 78 basis points to 4.99 percent.
Other corporate expenses were down approximately a million dollars for the year. And, finally, the full year effective tax rate on income from ongoing operations was 35 percent compared to 31 percent in 2013. The increase, which was driven primarily by a geographical income mix, had an unfavorable impact on earnings per share of $0.07.
Looking forward into 2015, our projection for non-cash pension expense is approximately $12.3 million, or an increase of $5.6 million over 2014. The increase is driven primarily by an 82 basis point reduction in the discount rate, dropping the rate to

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4.17 percent for 2015. The discount rate for 2015 is actually below the 2013 rate. Also, the impact of our decision to freeze all future service benefits for certain pension plan participants is essentially offset by the impact of new mortality tables. And, finally, in 2015, we expect an effective tax rate in income from operations to be approximately 35 percent, similar to the 2014 rate.
Now, let’s focus on the financial performance of our business segments.
Before, getting into the specifics of results for the quarter and full year for Film Products, I’d like to highlight a couple of points that Nancy made at the outset. The loss of the babycare elastic laminate business in North America was mitigated in large part by the favorable results of other personal care materials and surface protection films. And clearly the biggest drivers of unfavorable performance for Film Products in 2014 were competitive pricing pressures and operational inefficiencies for our flexible packaging operations in Brazil.
As Nancy mentioned, we committed to resolve production output and operational inefficiencies in Brazil and by year end we did just that.
Now, for the numbers.
For the fourth quarter, Film Products’ net sales of $140 million were 7 percent below prior year. And operating profit from ongoing operations of $13.2 million were 16 percent below prior year. The key driver in lower net sales for the quarter was the loss of the babycare elastic laminate business in North America, which reduced sales by $10.6 million, or 7 percent.
While there were a number of offsetting impacts to operating profit, key elements of the $2.4 million variance of prior year were as follows. The loss of the babycare

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elastic laminate business had an unfavorable impact of $1.1 million. Excluding this impact, higher volume and other products had a favorable impact of $4.4 million.
Competitive pricing pressures and operational inefficiencies reduced operating profit by $1.2 million and $4.4 million respectively, as unfavorable results in flexible packaging films were partly offset by improved pricing and operational performance in surface protection films and personal care materials.
Now, looking at the full year, Film Products’ net sales of $579 million were 7 percent lower than prior year, and operating profit of $58 million was 18 percent below prior year. The key driver in lower net sales was the loss of the baby care business, which reduced sales by $34 million, or 5.5 percent.
The year-over-year change and profits for the full year was driven primarily by the following. Again, competitive pricing pressures and operational inefficiencies reduced operating profit by $3.4 million and six million dollars respectively as unfavorable results in flexible packaging films were partly offset by improved pricing and operational performance and surface protection films and personal care materials. The baby care volume loss had an unfavorable impact of seven million dollars. And for the full year, the change in the dollar value of currency had a positive impact of approximately $4.5 million. EBITDA margin for the year was 15.3 percent below our 16 percent target, driven by the performance in flexible packaging films.
Now, let’s take a look at Bonnell. As Nancy mentioned, this business had another strong year. It had broad-based volume growth in its key markets. Bonnell’s success is a testament to translating its strategy of profitable growth and diversification into action

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and the result of years of hard work by Bonnell to drive cost out of the business and increase its presence in non-construction markets.
For the fourth quarter compared to prior year, net sales were up 24 percent and operating profit was up 20 percent. Key factors improving profits were volume growth of 13 percent year-over-year, including 7 percent volume growth in nonresidential building construction and favorable product mix, reflecting continued strength in anodized and painted finished products and fabricating components. Higher volume and favorable product mix in the quarter were partially offset by operational inefficiencies associated with meeting the growth and demand for anodized products.
Looking at the full year, net sales increased $35 million to $344 million in 2014. Volume grew in all key end-use markets, with year-over-year growth of 7 percent. And after a difficult winter, we saw solid growth in the second half of the year in the nonresidential building and construction market, with volume up 6 percent year-over-year. We believe that we successfully held our market share in this important market. With the successful expansion in the automotive extrusions market, Bonnell increased its presence in this rapidly growing market.
Operating profit improved to $26 million, up 40 percent over the prior year. Higher volumes and improved product mix, in line with what I just discussed in the fourth quarter, had a favorable impact of over five million dollars. EBITDA margin of 10.3 percent was at the high end of our target range for this business.
Now, moving on to some other key financial measures. You can see that we finished out the year with cash flow from operations just above $50 million. Capital spending for 2014 was nearly $45 million, coming in just below 5 percent of net sales.

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We project capital spending for 2015 of just over $40 million, which includes the completion of our new surface protection line in Guangzhou, China and the upgrade and expansion of our anodizing capacity at Bonnell’s Carthage, Tennessee plant.
And in May of 2014, we raised our quarterly dividend to $0.9 per share, our fourth quarterly dividend increase in less than four years. For 2014, the total annual dividends paid was $11 million, or $0.34 per share.
And our balance sheet remains strong, with net debt of $87 million and total debt to adjusted EBITDA of 1.42 times.
So, as I’ve said before, 2014 was a building year for Tredegar, and our return on invested capital of 8.5 percent reflects that. We remain committed to our return on invested capital target of 11 to 12 percent in 2016. As we drive solid execution in 2015, we will continue our focus on cash performance and returning capital to shareholders, while maintaining our financial strength and flexibility.
Now with that, I’ll turn it back to Nancy.
Ms. Nancy Taylor: Thanks, Kevin.
Now, let’s talk about 2015. As Kevin said, 2014 was a building year, and 2015 will be a year of execution for Tredegar. While we have a couple of key strategic projects that we’ll complete during the year, for the most part we’ve put the investments in place to drive top and bottom line improvement, and that’s what we intend to do in 2015.
For Film Products, that means leveraging our value-added capabilities for our flexible packaging films and driving continuous improvement in our flexible packaging operations. It also means the continued successful ramp up of our new flexible packaging line.

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As I mentioned earlier, we expect market conditions for our flexible packaging films to be difficult, particularly in the first half of the year, but should see our commercial efforts translate into improved results as the year progresses.
In the first half of the year, mainly in the first quarter, we will be impacted by the remaining year-over-year profit impact of the loss of the babycare elastic laminate volume in North America, which we estimate at about two million dollars.
In the first quarter, we’ll be expanding our anodizing capacity at Bonnell to address our customers’ growing demand. While this temporarily requires us to take capacity out of the system and will impact first-quarter results, this expansion positions us well for the long term.
As we look at the full year, we expect year-over-year volume growth for both Film Products and Bonnell in 2015, driven by solid market growth in our key market segments. In Film Products, we’re really pleased with the results from our new products and expect them to drive growth. As I mentioned earlier, our newest surface protection film, ForceField PEARL, has been a major success in the market. We expect to continue to grow PEARL in 2015. We also see opportunities to expand our customer base for our surface protection films.
We expect several new personal care product introductions to support topline growth. These include elastic films and laminates, as well as acquisition distribution layers for adult incontinence and babycare applications. As we’ve said before, our product innovation is creating value and positioning us well for organic growth for 2015 and beyond.

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For Bonnell, the rollout of our new automotive programs will coincide with the continued successful ramp-up of our automotive press. We’ve expanded our medium strength capability and look to grow in those end markets. And, of course, we expect to realize growth for nonresidential construction consistent with the continued recovery of that market.
As we look beyond 2015, we expect to continue to build on the momentum that should become evident during the second half of 2015. On our call last year, we shared our performance targets for 2016. Our main reason for selecting 2016 was that we saw 2014 as a building year and we wanted to give investors some sense of when they could expect Tredegar’s return on the significant investments that we’ve made over the last few years.
While our outlook for 2016 hasn’t changed in any meaningful way, we have restated the 2016 volume growth targets to reflect a two-year compounded annual growth rate, now that we’ve closed the books on 2014.
Our key volume drivers in Film Products will be the incremental volume from the new flexible packaging line, as well as continued growth for surface protection and personal care materials, resulting in an overall compounded annual growth rate of 8 to 9 percent. We’re targeting Film Products’ adjusted EBITDA margins to rise to the 17 to 18 percent range from just above 15 percent in 2014. This target reflects some downward pressure versus our original target of 18 percent, from the impact of competitive pricing for our flexible packaging films and lower volumes.
While slightly down from 2014, Bonnell’s volume should grow at a healthy compounded annual growth rate of approximately 5 to 6 percent. We expect growth in

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the nonresidential markets to be in line with this target, along with mid-single digit growth in some of our non-construction markets.
We project the continued ramp-up of automotive with the press at full capacity in 2016. The adjusted EBIT margin for Bonnell was 10.3 percent in 2014, exceeding our original target of 9 percent. As we move forward, we anticipate that Bonnell’s EBITDA margin will be in the 10 to 11 percent range.
As for Tredegar’s return on invested capital performance, total company returns came in at 8.5 percent for 2014, smack in the middle of our 2014 target range, largely as a result of the new capacity investments that came online during the year. With those capacity expansion projects finishing up, we expect return on invested capital to be in the 11 to 12 percent range in 2016.
We are committed to our strategy, one that focuses on our manufacturing capabilities and innovation. We believe that the actions we’ve taken in executing this strategy will drive sustainable long-term growth, and we continue to look for opportunities to return capital to our shareholders. Our overarching objective is to create shareholder value and Tredegar’s management team is committed to doing just that.
And with that, we’ll take questions.
Danielle, may we have the first question?
Operator: Thank you.
Our first question comes from Drake Johnstone with Davenport.
Mr. Drake Johnstone: Good evening.
My first question has to do with your films division. I get the impression from your release that you had a $4.4 million one-time cost in the fourth quarter associated

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with your flexible packaging line. And I’m receiving the impression from your release that you don’t expect that cost to reoccur.
So, would suggest in the first quarter that if your volume and price remain similar to the fourth quarter that you probably should be higher by that amount?
Mr. Kevin O’Leary: Hi, Drake. This is Kevin. Thanks for your question.
A couple of things -- the $4.4 million number is the operational impact for Film Products. It’s not a one-time non-recurring thing.
There are one-time adjustments for inventory that we described that’s roughly two million dollars. We also expect that the spending that we had to improve the efficiencies in flexible packaging over the second half of the year were approximately two million dollars that we don’t expect to happen again in 2015.
Mr. Drake Johnstone: Okay. And on the capital expenditures, it sounds like it’s coming down a little bit in 2015. Do you expect a more significant step-down in 2016?
Mr. Kevin O’Leary: Well, we expect that certainly we have $40 million in ‘15. I don’t think we project anything much beyond that. I mean, our feeling is we’ll--if we have opportunities that require investments, you know, we’re comfortable doing that. But right now if you look at the target for 2016, we don’t require significant incremental investment beyond the $40 million range you see in ‘15 and beyond.
Mr. Drake Johnstone: Okay, thank you.
Operator: Our next question comes from Mario Gabelli with GAMCO Investors.
Mr. Mario Gabelli: Hi. Mario. Hi, everyone.
Ms. Nancy Taylor: Hi, Mario.

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Mr. Kevin O’Leary: Hey, Mario.
Ms. Nancy Taylor: How are you doing?
Mr. Mario Gabelli: Not too bad.
I missed part of the call because there are too many conference calls. I always want to listen to yours.
Kevin, Nancy, can you talk a little bit about what I call Intelliject? You had a negative swing.
Do you have a value on your balance sheet, and where do I find that value on the status of this asset called kaleo, if I’m pronouncing--how do you pronounce it?
Ms. Nancy Taylor: Yeah, it’s kaleo, and they used be called Intelliject. So it is one and the same.
Mr. Kevin O’Leary: The valuation we have in our balance sheet is, I believe, $39 million, at year end, and you can see a description of it on Page 59 of our K.
Mr. Mario Gabelli: That’s what I didn’t have.
Mr. Mario Gabelli: Alright, so, is there a mark-to-market based on last money in or is it basically just a valuation based on book earnings and EBITDA? How do you mark it?
Mr. Kevin O’Leary: We basically do a number of cash flow projections, and we discount those cash flow projections and come to an estimated value for the company.
Mr. Mario Gabelli: Alright.
Mr. Mario Gabelli: What percentage of the company do you own?
Ms. Nancy Taylor: Just under 20 percent.
Mr. Kevin O’Leary: Just 20 percent. Yeah.

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Mr. Mario Gabelli: All right, so you’re not consolidating for any reason are you? No.
Mr. Kevin O’Leary: No.
Ms. Nancy Taylor: No.
Mr. Mario Gabelli: And you’re just taking it as a line item and there was a negative swing into Q4.
All of a sudden if I look at your stock selling, it’s getting a reasonably good investment here, but I gather you carried it under the other assets line in your balance sheet?
Mr. Kevin O’Leary: Yeah, this is not considered in our ongoing operations.
Mr. Mario Gabelli: No, no, I got it. That’s there. And, secondly, just on the pension cost, you talked about the negative swing in 2015 like a lot of companies with the discount rate, etc. What was the cash into pensions in 2014 and what do you expect it to be in 2015?
Mr. Kevin O’Leary: The cash in was roughly two million dollars in 2014 and ..
Mr. Mario Gabelli: About the same?
Mr. Kevin O’Leary: Yeah, about the same as ’15.
Mr. Mario Gabelli: All right, so it’s a P&L hit. Is that hit incrementally and smooth it out by quarter? Is it in the Q1?
Mr. Kevin O’Leary: Oh, it’s across the year.
Mr. Mario Gabelli: Ah, that’s what I figured. Alright.
Ms. Nancy Taylor: It’s across the year. Yeah.

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Mr. Mario Gabelli: And when you look at the receivables of $14 million that just reflects the increase on the balance sheet year-to-year; that just reflects the higher revenues in the Q4 or is there any other issues?
Mr. Kevin O’Leary: No other issues there.
Ms. Nancy Taylor: No, no.
Mr. Mario Gabelli: Alright, so that--I’m looking at trying to develop a cash model for you, and, you know, there are a lot of little other dynamics. And I’m sure the other analysts will ask them, and I’ll come back.
I’ve got the big picture. Thanks for the update. And I always like the amount of data you give.
Take care.
Ms. Nancy Taylor: Well, thanks for listening in, Mario. Appreciate it--.
Mr. Kevin O’Leary: Thanks, Mario.
Operator: There are no further questions at this time.
I’d like to turn the floor back over to Nancy Taylor for closing comments.
Ms. Nancy Taylor: All right, thank you, Danielle.
Well, thanks everyone for joining in today, and we appreciate your continued interest in Tredegar. Have a good evening.
Operator: Thank you. Ladies and gentlemen, this concludes today’s conference.
You may disconnect your lines at this time. Thank you all for your participation.

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